Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces Fourth Quarter 2021 Results

MURFREESBORO, Tenn. – (February 22, 2022) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months and year ended December 31, 2021.

Financial Results

•Net income attributable to common stockholders per diluted common share for the year ended December 31, 2021 was $2.44, a decrease of 41.1% from the same period in the prior year. The twelve month decline is attributable to impairment charges recorded on ten real estate properties either sold or classified to assets held for sale totaling $51.8 million, $28.0 million in rent concessions granted during the year, Holiday Retirement’s (“Holiday”) nonpayment of contractual rent of $11.4 million and a $5.4 million year-over-year increase in non-cash stock-based compensation. These declines were offset by increases of approximately $11.2 million in gains from the sales of real estate assets as compared to the same period in the prior year and new investments funded since December 2020. Net income attributable to common stockholders per diluted common share for the three months ended December 31, 2021 was $0.14 compared to $0.83 in the prior year period.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended December 31, 2021 was $1.07, a decrease of 16.4% from the same period in the prior year. NAREIT FFO per diluted common share for the year ended December 31, 2021 was $4.62, a decrease of 16.2% from the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended December 31, 2021 was $1.06, a decrease of 22.6% from the same period in the prior year. Normalized FFO per diluted common share for the year ended December 31, 2021 was $4.60, a decrease of 17.9% from the same period in the prior year.

•Normalized FAD for the three months ended December 31, 2021 was $45.9 million, a decrease of $13.1 million, or 22.2%, from the same period in the prior year. The decrease was due primarily to a decline of $13.2 million in rental revenue excluding straight-line rent and taxes and insurance on leased properties which included approximately $3.0 million from increased rent concessions, $8.6 million from the sale of nine Holiday properties in the third quarter of 2021 as well as nonpayment of contractual rent, and $2.1 million from other dispositions. This was offset by acquisitions closed during the year and contributions from annual escalators on in-place leases. Normalized FAD for the year ended December 31, 2021 was $209.5 million, a decrease of $32.6 million, or 12.6%, from the same period in the prior year. The decrease was due to a decline of $32.3 million in rental revenue excluding straight-line rent and taxes and insurance on leased properties which included approximately $20.2 million from increased rent concessions, $15.7 million from the sale of nine Holiday properties in the third quarter of 2021 as well as nonpayment of contractual rent, and $3.3 million from other dispositions. This was offset by acquisitions closed during the year, contributions from annual escalators on in-place leases, and lower interest expense.

•Net income, Normalized FFO and NAREIT FFO per common share for the three month and year ended December 31, 2021 include the dilutive impact of 664,607 common shares issued since December 31, 2020.

Eric Mendelsohn, NHI President and CEO, stated, “We are making steady progress on optimizing our portfolio through dispositions, rent restructuring and tenant transitions. We have completed dispositions of 23 properties for $243.7 million including 19 underperforming senior housing properties for $195.2 million at a low single digit NOI cap rate. We are in the process of disposing another subset of underperforming properties which will result in improved senior housing lease coverage with a core group of operators that we look forward to growing with for many years to come.”

Exhibit 99.1
Mr. Mendelsohn continued, "We are working closely with Bickford to sell several properties that are weighing on their cash flow and to restructure the lease as we described in November. The pace of the restructuring has been impacted by the emergence of omicron and, particularly, its impact on staffing which may require additional near-term assistance, but the overall structure of the deal is still in place. Our lawsuit against the tenant entity in the legacy Holiday portfolio is ongoing, but we are in regular contact with the existing manager and expect to move quickly with the transition as soon as allowable."

Mr. Mendelsohn concluded, “Last year was the most challenging year NHI has faced, and we are proud we were able to provide needed assistance to our senior housing operators during such a period. The industry has been negatively impacted by the recent surge in Covid cases and is obviously still struggling with historically low occupancy and high labor costs, so we expect we will have to continue to provide support throughout 2022 which limits our ability to provide guidance at this time. Fortunately, NHI is in a strong financial position with leverage within our targeted range, a right-sized dividend and plenty of access to capital, which positions us well to return to growing the portfolio this year."

Portfolio Activity
In December 2021, the Company sold a senior living community consisting of 98 units located in Florida for cash consideration of $7.8 million, incurred transaction costs of $0.5 million and recorded a gain of approximately $3.7 million. Rental income was $0.1 million and $0.5 million for the three months and year ended December 31, 2021, respectively. The adjusted annualized NOI yield assuming a 5% management fee and recurring capex for this property was negative 5.7% with EBITDARM coverage of negative 0.40x.

In December 2021, the Company sold an assisted living community consisting of 76 units located in Ohio for cash consideration of $12.0 million, incurred transactions cost of $0.1 million and recorded a gain of approximately $0.2 million. The Company received a net lease termination fee of $2.5 million which is included in “Other income” on the Consolidated Statement of Income. Rental income was $0.3 million and $1.4 million for the three months and year ended December 31, 2021, respectively. The adjusted annualized NOI yield assuming a 5% management fee and recurring capex for this property was approximately 2.5% with EBITDARM coverage of approximately 0.36x.

In December 2021, the Company sold a senior living community consisting of 180 units located in Idaho for cash consideration of $3.9 million, incurred transaction costs of $0.2 million and recorded a gain of approximately $2.2 million. Rental income was $0.2 million and $0.8 million for the three months and year ended December 31, 2021, respectively. The adjusted annualized NOI yield assuming a 4% management fee for this property was negative 13.8% with EBITDARM coverage of negative 0.41x.

In January 2022, NHI transferred the operations of a skilled nursing facility located in Avondale, AZ from Genesis Healthcare, Inc. to a subsidiary of The Ensign Group, Inc. (NASDAQ: ENSG). The property was added to NHI's existing master lease which expands the relationship to 20 properties and extends the lease maturity by five years.

In January 2022, the Company sold a medical office building located in Texas for approximately $5.1 million in cash consideration, and incurred $0.3 million of transaction costs, resulting in a gain of approximately $3.0 million. The property was classified in assets held for sale on the Consolidated Balance Sheet as of December 31, 2021. Revenue for this property was $0.1 million and $0.3 million for the three months and year ended December 31, 2021, respectively.

In January 2022, NHI announced that it will fund a $28.5 million development loan to construct The Courtyard of Fitchburg, a 108-unit assisted living and memory care community in Fitchburg, WI. The four-year loan has an annual interest rate of 8.5% and two one-year extensions. NHI has a purchase option on the property once it has stabilized. The community with be operated by Encore Senior Living (formerly 41 Management), a growing partnership of NHI’s that now includes nine investments.

Assets Held for Sale & Impairment of Real Estate
During the fourth quarter of 2021, the Company recorded impairment charges of $29.3 million on six properties. Of this total, approximately $21.0 million relates to four properties reclassified to assets held for sale, $1.9 million for one property classified in assets held for sale and $6.4 million for one transitioning property whose net carrying value prior to the impairment charge was determined not to be recoverable.

In 2021, the Company recorded $51.8 million in impairment charges on ten properties comprised of i) $5.9 million on two properties that were sold during the year, ii) $39.5 million on seven properties that were reclassified to assets held for sale during the year and iii) $6.4 million on the transitioning property discussed above.

NHI Reports Fourth Quarter 2021 Results

February 22, 2022

Collections and Deferrals
In February 2022, NHI has collected 76.0% of contractual cash due. The remaining balance for the month is comprised of the following: 4.0% in outstanding contractual cash due NHI expects to collect; 7.8% in deferrals related to Bickford; 3.8% in deferrals either agreed to or anticipated with three other tenants; and 8.4% in unpaid rent related to the legacy Holiday properties.

For the quarter-to-date, NHI has collected 79.0% of contractual cash due. The remaining balance for the month is comprised of the following: 2.0% in outstanding contractual cash due NHI expects to collect; 7.8% in deferrals related to Bickford; 2.8% in deferrals either agreed to or anticipated with four other tenants; and 8.4% in unpaid rent related to the legacy Holiday properties.

NHI has agreed with Bickford to defer $4.0 million in contractual rent due for the first quarter of 2022. The Company also reached agreement with four other tenants regarding additional rent deferrals of approximately $1.2 million in first quarter of 2022. NHI also anticipates deferring approximately $0.7 million for an additional tenant in the first quarter of 2022. NHI anticipates that some tenants may need additional rent deferrals to assist them with the ongoing impact of the pandemic. The timing and amount of any additional deferrals cannot yet be determined.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and Holiday for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new operators or disposed.

	Properties	3Q20	1Q21	2Q21	3Q21	4Q21	Dec-21	Jan-22
SLC	9	77.3%	77.7%	78.5%	80.4%	81.7%	81.7%	81.7%
Bickford[1]	42	79.1%	75.0%	77.4%	80.2%	81.3%	80.9%	81.0%
Holiday[2]	17	78.8%	75.6%	75.8%	77.8%	78.4%	77.2%	77.0%

1Prior period occupancies have been restated to include an additional building, in operation for at least 24-months, and the sale of six properties in the second quarter of 2021. Includes four properties classified as assets held for sale at December 31, 2021.
2Holiday occupancy for 17 properties is restated retroactively to reflect the sale of nine properties in the third quarter of 2021. Includes one property classified as assets held for sale at December 31, 2021.

Balance Sheet and Liquidity
At January 31, 2022, NHI had $10 million outstanding under a $550 million revolver and approximately $16.4 million in unrestricted cash and cash equivalents. The Company has approximately $415.7 million available under the ATM program.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, February 23, 2022, at 12:00 p.m. ET, to discuss fourth quarter results. The number to call for this interactive teleconference is (800) 954-0623, with the confirmation number 22014893. The live broadcast of NHI’s fourth quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale-leaseback, joint-venture, mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent, assisted and memory care communities, entrance-fee retirement communities, skilled nursing facilities, medical office buildings and specialty hospitals. Visit www.nhireit.com for more information.

NHI Reports Fourth Quarter 2021 Results

February 22, 2022

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income attributable to common stockholders	$6,477	$37,138	$111,804	$185,126
Elimination of certain non-cash items in net income:
Depreciation	19,299	21,024	80,798	83,150
Depreciation related to noncontrolling interests	(210)	(210)	(839)	(777)
Gains on sales of real estate, net	(6,072)	(309)	(32,498)	(21,316)
Impairments of real estate	29,355	—	51,817	—
NAREIT FFO attributable to common stockholders	48,849	57,643	211,082	246,183
Loss on early retirement of debt	1,462	3,924	1,912	3,924
Non-cash write-off of straight-line rent receivable	1,144	—	709	380
Recognition of unamortized note receivable commitment fees	—	—	(375)	—
Lease termination fee	(2,464)	—	(2,464)	—
Litigation settlement	(350)	—	(616)	—
Normalized FFO attributable to common stockholders	48,641	61,567	210,248	250,487
Straight-line lease revenue, net	(3,558)	(4,930)	(15,312)	(20,791)
Straight-line lease revenue, net, related to noncontrolling interests	25	29	91	111
Straight-line lease expense related to equity method investment	(9)	31	46	113
Amortization of lease incentives	252	252	1,026	987
Amortization of original issue discount	80	—	295	303
Amortization of debt issuance costs	554	823	2,404	2,979
Amortization related to equity method investment	(216)	726	1,109	1,261
Note receivable credit loss expense	(185)	(11)	949	991
Non-cash stock-based compensation	989	290	8,415	3,061
Equity method investment capital expenditures	(105)	(105)	(420)	(420)
Equity method investment non-refundable fees received	(557)	331	622	660
Normalized FAD attributable to common stockholders	$45,911	$59,003	$209,473	$239,742

BASIC
Weighted average common shares outstanding	45,850,599	44,859,894	45,714,221	44,696,285
NAREIT FFO attributable to common stockholders per share	$1.07	$1.28	$4.62	$5.51
Normalized FFO attributable to common stockholders per share	$1.06	$1.37	$4.60	$5.60

DILUTED
Weighted average common shares outstanding	45,850,718	44,861,469	45,729,497	44,698,004
NAREIT FFO attributable to common stockholders per share	$1.07	$1.28	$4.62	$5.51
Normalized FFO attributable to common stockholders per share	$1.06	$1.37	$4.60	$5.60

See Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD.

NHI Reports Fourth Quarter 2021 Results

February 22, 2022

Notes to Reconciliation of FFO, Normalized FFO and Normalized FAD

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs. Beginning in the first quarter of 2021, the Company is no longer presenting Adjusted Funds from Operations as a supplemental measure of operating performance.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

NHI Reports Fourth Quarter 2021 Results

February 22, 2022

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)
Revenues:
Rental income	$60,907	$74,941	$271,049	$307,208
Interest income and other	8,761	6,297	27,666	25,603
	69,668	81,238	298,715	332,811
Expenses:
Depreciation	19,299	21,024	80,798	83,150
Interest	12,282	12,293	50,810	52,882
Legal	701	427	908	1,252
Franchise, excise and other taxes	79	(19)	788	534
General and administrative	3,202	3,176	18,431	13,304
Taxes and insurance on leased properties	4,119	2,463	11,638	9,653
Loan and realty losses (gains)	28,441	(11)	52,766	991
	68,123	39,353	216,139	161,766
Loss from equity method investment	—	(1,108)	(1,545)	(3,126)
Loss on early retirement of debt	(1,462)	(3,924)	(1,912)	(3,924)
Gains on sales of real estate, net	6,072	309	32,498	21,316
Other income	350	—	350	—
Net income	6,505	37,162	111,967	185,311
Less: net income attributable to noncontrolling interests	(28)	(23)	(163)	(185)
Net income attributable to common stockholders	$6,477	$37,139	$111,804	$185,126

Weighted average common shares outstanding:
Basic	45,850,599	44,859,894	45,714,221	44,696,285
Diluted	45,850,718	44,861,469	45,729,497	44,698,004

Earnings per common share:
Net income attributable to common stockholders - basic	$0.14	$0.83	$2.45	$4.14
Net income attributable to common stockholders - diluted	$0.14	$0.83	$2.44	$4.14

NHI Reports Fourth Quarter 2021 Results

February 22, 2022

Selected Balance Sheet Data
($ in thousands)
	December 31, 2021	December 31, 2020

Real estate properties, net	$2,317,880	$2,667,432
Mortgage and other notes receivable, net	$299,952	$292,427
Cash and cash equivalents	$37,412	$43,344
Straight-line rent receivable	$96,198	$95,703
Assets held for sale, net	$66,398	$—
Other assets	$21,036	$21,583
Debt	$1,242,883	$1,499,285
National Health Investors Stockholders' Equity	$1,507,083	$1,512,234

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; risks related to changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, which may adversely affect interest rates on our current or future indebtedness; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our proposed senior housing operating portfolio (“SHOP”) structured communities;our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.